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                                November 20, 1997


Fitch Investors Service, L.P.
One State Street Plaza
New York, New York  10004

Moody's Investors Service
99 Church Street
New York, New York  10007

Standard & Poor's Ratings Services
26 Broadway, 20th Floor
New York, New York  10004

     Re: California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1
              Rate Reduction Certificates

Dear Sirs:

     We have acted as special counsel to California Infrastructure and Economic Development Bank Special Purpose Trust PG&E-1, a business trust established under Delaware law (the "Trust"), in connection with the proposed issuance by the Trust of up to $3,500,000 principal amount of its Rate Reduction Certificates (the "Certificates"). The Trust will be created and governed, and the Certificates will be issued, pursuant to an Amended and Restated Declaration and Agreement of Trust by and among California Infrastructure and Economic Development Bank (the "Bank"), as Originator, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company of California N.A., as Certificate Trustee. Upon issuance, the Certificates will represent a fractional undivided beneficial interest in a corresponding Series or Class of Notes (the "Notes") purchased by the Trust from PG&E Funding LLC (the "SPE"), together with all payments on the Notes. The Notes will be secured by a security interest in transition property (as described below) together with certain limited equity of the SPE. Transition property is a property right created under Assembly Bill No. 1890 (Chapter 854, California Statutes of 1996), as amended by Senate Bill No. 477 (Chapter 275, California Statutes
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of 1997) (collectively, the "Restructuring Legislation"), pursuant to Financing
Order 97-09-055 issued by the California Public Utilities Commission (the "CPUC") on September 3, 1997, and advice letters issued pursuant thereto, representing the irrevocable right of Pacific Gas and Electric Company ("PG&E") or its assignee to receive certain nonbypassable charges (as adjusted from time to time) ("fixed transition amounts") on residential and small commercial customers within PG&E's historical service territory. The Trust has been designated by the Bank as a "special purpose trust" and the Certificates constitute "rate reduction bonds" under the Restructuring Legislation. The holders of beneficial interests of the Trust will be the Certificateholders.

     We have assumed for the purpose of this opinion that the Certificates and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement (referred to below) in fact occur in accordance with the terms thereof.

     We have been asked whether the voters of the State of California (the "State"), through exercise of their initiative power under California Constitution Article II, Section 8, could amend the Restructuring Legislation or otherwise enact legislation that would have the effect of substantially impairing the rights of the owners of the Certificates. For the reasons set forth below, we do not believe that the voters could do so.

     The Restructuring Legislation provides, in pertinent part, that the State:

     does hereby pledge and agree with the owners of transition property and holders of rate reduction bonds that the state shall neither limit nor alter the fixed transition amounts, transition property, financing orders, and all rights thereunder until the obligations, together with the interest thereon, are fully met and discharged, provided nothing contained in this section shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of the owners and holders. (California Public Utilities Code, Section 841(c)).

     Section 10 of Article I of the United States Constitution provides, in part, "No state shall . . . pass any law impairing the obligation of contracts" (the "Federal Contract Clause"). Similarly, Section 9 of Article I of the California Constitution provides, in part, "A . . . law impairing the obligations of contracts may not be passed" (the "State Contract Clause"). The Federal and State Contract Clauses protect contractual obligations from impairment by enactment of state law, including State constitutional amendments. Allied Structural Steel Co. v. Spannaus, 438 U.S. 234 (1978); United States
---------------------------------------                       -------------
Trust Co. of New York v. New Jersey, 431 U.S. 1, reh'g denied, 431 U.S. 975
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(1977); Los Angeles County v. Rockhold, 3 Cal.2d 192 (1935). Caselaw makes clear
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that the principle precluding impairment of the contractual rights of bondholders applies equally to the State legislature and the electorate (utilizing its initiative powers). Continental Ill. Nat'l Bank & Trust Co. of
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Chicago v. Washington, 696 F.2d 692, 700-01 (9th Cir. 1983). Clearly, any
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attempt by the State (or the voters) to repeal or amend the Restructuring
Legislation or enact other legislation which affects the transition property in a manner that prevents the payment of the Certificates in a timely basis would constitute a substantial impairment of the contractual rights of the Certificateowners.

     The courts, however, have held that the provisions of the Federal and State Contract Clauses would not apply to state laws, the enactment of which constitute a reasonable and necessary exercise of a state's sovereign power to serve an important public purpose. See, e.g.,
                                   ---  ----

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United States Trust Co. of New York, supra, 421 U.S. at 1519-20. There have been
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numerous cases in which legislative or popular concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. However, such concerns have not been considered sufficient justification for a substantial
              ---
impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. See, e.g., Ralls County Court v. United States,
                               ---  ----  -----------------------------------
105 U.S. 733, 738 (1881); Rockhold, supra, 3 Cal.2d at 207-09. Instead, caselaw
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suggests that the complete impairment of a municipal bond obligation will not be tolerated, although a temporary impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a "great public calamity." See, e.g., Home Bldg. & Loan Ass'n v.
                                       ---  ----  --------------------------
Blaisdell, 290 U.S. 398, 439-41 (1934). In fact, the United States Supreme Court
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has consistently refused to permit complete destruction of a governmental entity's obligation to repay a debt. As one commentator has noted: "Despite the Supreme Court's general disinterest in the [Federal] Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years. . . ." See Barton
                                                                     ---
H. Thompson, Jr., "The History of the Judicial Impairment 'Doctrine' and Its Lessons for the Contract Clause," 44 Stan. L. Rev. 1373, 1463 (1992). While the Certificates may have certain characteristics uncommon to more traditional municipal obligations, challenges to the Certificates should nonetheless be treated by the courts with the same critical scrutiny followed in prior binding precedent.

     Based upon such caselaw, absent a demonstration by the State of a "great public calamity" that justifies a contractual impairment, it is our opinion that neither the State nor the electorate through its initiative powers could repeal or amend the Restructuring Legislation or take, or refuse to take, any action required by the State of California under its pledge and agreement with the Certificateholders (described above) if such repeal or amendment, or such action or inaction, would substantially impair the rights of the Certificateholders.

     We also have been asked whether the actual knowledge of the pendency of a voter initiative by the Certificateholders at the time they purchase their Certificate diminishes the protection afforded by the Federal and State Contract Clauses. For the reasons presented below, we do not believe that it should.

     In Pension Benefit Guar. Corp. v. R.A. Gray & Co., 467 U.S. 717 (1984), the
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United States Supreme Court expressly reserved the question of whether the existence of notice or knowledge of the pendency of retroactive legislation is relevant under the "Due Process Clause" of the United States Constitution. Id.
                                                                           --
at 731-32. However, in that opinion, the Supreme Court also recognized that the standards imposed on economic legislation by the Due Process Clause are "less searching" than restrictions imposed on states by the Federal Contract Clause. Consequently, although the existence of fair warning of a potentially impending retroactive change of law may reduce or eliminate due process protection, this does not appear to be true under the stricter limitations of the Federal Contract Clause.

     Finally, since the outcome of impending legislative changes is never certain and there are strong policy reasons for permitting parties to contract with reference to existing law without

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being deterred by uncertainties as to the outcome of impending legislative changes or voter initiatives, a court should adopt the view that knowledge of the pendency of a proposed voter initiative should not diminish the protection afforded by the Federal Contract Clause (and, by analogy, the State Contract Clause).

     The opinions expressed above are based upon existing caselaw (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative or initiative process, a repeal or an amendment of the Restructuring Legislation might not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Certificates.

     We consent to the filing of this opinion as an exhibit to the SPE's Registration Statement on Form S-3 (Registration No. 333-30715), to the use of our name wherever appearing in such Registration Statement and any amendment thereto and to the disclosure regarding this opinion in the related prospectus and prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                                            Respectfully submitted,


                                            /s/ Brown & Wood LLP
                                            Brown & Wood LLP


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